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                                                                    Exhibit 99.1

July 15, 2002

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Media may contact:
Eloise Hale, Bank of America, 704.387.0013 eloise.hale@bankofamerica.com


              Bank of America announces 13 percent increase in EPS
          Strong Performance in Consumer Bank continues to lead growth;
               Complemented by solid results in investment banking

CHARLOTTE - Bank of America Corporation today reported second quarter earnings of $2.22 billion, or $1.40 per share (diluted), a 13 percent increase in earnings per share from $2.02 billion, or $1.24 per share, reported a year ago. The return on common equity was 18.5 percent.

The adoption of FAS No. 142 in the first quarter of 2002 eliminated the amortization of goodwill, which impacts the company's expenses and net income. Excluding goodwill amortization in the second quarter of 2001, net income and earnings per share rose 2 percent and 5 percent, respectively.

The increase in second quarter results was driven by broad-based gains in customer revenue and strong expense control, supported by progress in Six Sigma productivity and quality initiatives. These improvements were somewhat offset by a significant reduction in revenue from trading and equity investments.

"Our performance in the second quarter was led by strong growth in Consumer Banking as the execution of our customer-focused strategy continued to deliver results," said Kenneth D. Lewis, chairman and chief executive officer. "Given market conditions, we were especially pleased to see solid growth in our investment banking fees. Diligent expense management has complemented our efforts to grow revenue across the company and has enabled us to continue to deliver attractive results to our shareholders."

Net income for the first half of 2002 was $4.40 billion, or $2.77 per share (diluted), a 16 percent increase in earnings per share, from $3.89 billion, or $2.39 per share, a year ago. Excluding goodwill amortization in the first half of 2001, net income and earnings per share rose 5 percent and 7 percent, respectively.

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Second quarter highlights (compared to a year ago)

Financial highlights

     .    Shareholder Value Added (SVA) grew 5 percent to $834 million.

     .    Average customer deposits grew 7 percent to $326 billion.

     . Nonperforming assets declined from a year earlier and remained essentially unchanged with levels in the first quarter of 2002.

     . Investment banking income grew 2 percent as the demand for fixed income products continued to be strong. Modest growth in equities and a solid advisory business were also contributors.

     . Investment and brokerage service revenue grew 12 percent due to increased customer activity.

     . Active debit cards increased 8 percent and purchase volumes rose 15 percent from a year ago, as more customers began using debit cards. Average managed consumer credit card outstandings were up 12 percent from last year, driven by new account purchase volume and an increase in balance transfers.

     . Corporate service charges grew 11 percent due to higher fees paid in lieu of compensating balances as a result of a lower rate environment.

     . Greater customer activity and the addition of new customers drove a 3 percent increase in consumer service charges.

     Customer highlights

     . Net new checking accounts increased by more than 126,000 from the first quarter 2002, as the company attracted new customers with its new My Access Checking product and also retained and deepened relationships with existing customers.

     . During the second quarter, the company offered free online bill pay to new subscribers in an effort to attract customers and encourage existing customers to pay bills online. As a result, active users of online banking climbed 14 percent from the first quarter of 2002 to
          3.8 million while active bill pay customers increased 20 percent to more than 1 million - the most users in the industry.

     . The company launched the SafeSend debit card product that allows consumers to send money to Mexico more efficiently and reduces fraud, helping the company support and strengthen its multi-cultural strategy by better meeting the needs of its diverse customer base.

     . The company launched the Visa CashPay payroll card, a new debit card that allows companies to pay employees with a reusable debit card. The debut of this card is part of the company's strategy for making payment exchange easier for customers.

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Revenue

Revenue declined 1 percent from the previous year to $8.74 billion, as modest growth in fully taxable-equivalent net interest income was offset by a decline in market-related revenue.

Fully taxable-equivalent net interest income rose 3 percent to $5.26 billion, as the company continued to benefit from low interest rates and higher consumer loan and deposit levels as well as higher trading-related revenue, partially offset by the exit of the subprime real estate business and reduced commercial loan levels.

Noninterest income declined 7 percent to $3.48 billion, primarily due to lower trading revenue and equity investment losses.

In connection with asset/liability management, the company realized $93 million in net securities gains.

Efficiency

At $4.49 billion, expenses were down 7 percent from a year ago (adjusted for amortization of goodwill, expenses decreased 4 percent). The efficiency ratio improved to 51.34 percent.

Credit quality

Credit quality continued to be impacted by the economic slowdown and uncertain market conditions.

..    Provision for credit losses of $888 million was up $88 million from a year ago. Provision was up 6 percent from $840 million in the first quarter of 2002.

..    Net charge-offs were $888 million, or 1.06 percent of loans and leases, up from $787 million, or 0.82 percent, a year ago. The increase in charge-offs was primarily concentrated in the consumer bankcard portfolio due to a 29 percent increase in on-balance sheet outstandings and the impact of the rise in unemployment and personal bankruptcy filings. Commercial net charge-offs increased $33 million, or 7 percent, from a year ago. Excluding bankcard and the subprime lending business, other consumer-related charge-offs remained essentially unchanged from a year ago. Total net charge-offs increased $48 million, or 6 percent, from the first quarter of 2002.

..    Nonperforming assets were $4.9 billion, or 1.45 percent of loans, leases and foreclosed properties at June 30, 2002, down 20 percent from $6.2 billion, or 1.63 percent, a year earlier. The decrease in nonperforming assets from a year ago is due to the exit of the subprime lending business and the company's risk management program, which includes an aggressive strategy to shed problem credits. Nonperforming assets remained essentially unchanged with levels in the first quarter of 2002.

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..    The allowance for credit losses was 2.02 percent of loans and leases on
     June 30, 2002, an increase in coverage of 20 basis points from 1.82 percent a year ago. The allowance for credit losses, at $6.9 billion, represented 148 percent of nonperforming loans, up from 118 percent a year ago. The allowance remained essentially unchanged from the first quarter of 2002.

Capital management

Total shareholders' equity was $47.8 billion at June 30, 2002, down 3 percent from a year ago and represented 7.48 percent of period-end assets of $638 billion. The preliminary Tier 1 Capital Ratio was 8.09 percent, an increase of 19 basis points from a year earlier.

During the quarter, Bank of America repurchased 51.2 million shares and issued
22.3 million shares for stock options. Average common shares outstanding were
1.53 billion, down 4 percent from 1.60 billion a year earlier and 1 percent from the first quarter of 2002.

Business segment results

To present comparable business segment results, earnings and expenses for the second quarter of 2001 have been adjusted to exclude goodwill amortization.

Consumer and Commercial Banking

Consumer and Commercial Banking (CCB) earned $1.44 billion, up 7 percent from a year ago. Total revenue grew 6 percent while expenses increased 2 percent. Return on equity was 31.4 percent and SVA grew 14 percent to $936 million.

Net interest income increased 7 percent to $3.51 billion, driven by growth in consumer loans and deposits as well as the interest rate environment. Consumer loans grew 16 percent, primarily from residential mortgages and credit cards, driving a 2 percent increase in average loans. Commercial loan levels declined 13 percent.

Average customer deposits grew 6 percent, as new customers opened checking accounts and consumers moved assets into deposit products with greater liquidity during uncertain market conditions. Growth in consumer deposits continued to be led by increases in money market savings and checking account balances.

Noninterest income was up 5 percent to $2.02 billion, driven by higher consumer service charges from increased customer activity, growth in new customers, increased use of debit cards by customers and higher commercial account service charges, slightly offset by lower mortgage banking income due to lower servicing levels.

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Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $560 million, a 12 percent increase from last year. While revenue declined 4 percent to $2.36 billion, the provision for loan losses decreased 15 percent and expenses declined 10 percent. Return on equity was 20.2 percent and SVA increased $137 million to $236 million.

Net interest income was up 4 percent to $1.23 billion from a year ago, primarily driven by trading-related activities and lower funding costs. Total trading-related revenue in GCIB, which includes trading-related net interest income and trading fees, was $752 million, down 11 percent from last year's strong results primarily due to weaker demand for equity products.

Despite the challenging environment, investment banking income increased 2 percent to $442 million from last year. These results were driven by the continued strong demand for fixed-income debt products and higher equity underwriting and advisory services income.

Asset Management

Asset Management earnings decreased 42 percent from a year ago to $72 million, primarily due to one large charge-off. Provision for credit losses rose to $144 million from $63 million a year earlier. Revenue of $624 million was slightly below last year while expenses declined 2 percent, even as the company made business investments for the future. Return on equity was 12.4 percent and SVA declined $58 million to $3 million.

Assets under management grew 2 percent, or $6 billion, to $297 billion. This increase was driven by the growth in the Nations Funds family of money market mutual funds.

In an effort to increase its distribution capabilities to better serve the financial needs of clients across the franchise, Asset Management continued to hire top talent during the quarter. The company is on track to reach its goal of increasing its number of licensed financial advisors and relationship managers by 20 percent by the end of 2002.

Equity Investments

Equity Investments reported a loss of $53 million, compared to earnings of $37 million a year ago. In Principal Investing, cash gains and fair market adjustments were approximately $170 million in the second quarter, offset by impairments of approximately $215 million.

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One of the world's leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss second quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Forward Looking Statements
This press release contains forward looking statements including, without limitation, statements about the Corporation's financial conditions, results of operations and earnings outlook. These forward looking statements involve certain risks and uncertainties. Actual conditions, results and earnings may differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results to differ materially from such statements include, among others, the following: 1) projected business increases following process change and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in market rates and prices may adversely impact the value of financial products;
6) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; 7) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the Corporation and its businesses; and 8) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

                                                                                Three Months                    Six Months
                                                                                Ended June 30                 Ended June 30
                                                                         --------------------------     ---------------------------
                                                                            2002           2001             2002           2001
                                                                         ----------    ------------     -----------   -------------
(Dollars in millions, except per share data; shares in thousands)
Financial Summary /(1)/
-----------------------

Earnings............................................................    $    2,221      $    2,023      $    4,400      $    3,893
    Earnings per common share.......................................          1.45            1.26            2.86            2.42
    Diluted earnings per common share...............................          1.40            1.24            2.77            2.39

Dividends per common share..........................................          0.60            0.56            1.20            1.12
Closing market price per common share...............................         70.36           60.03           70.36           60.03
Average common shares issued and outstanding........................     1,533,783       1,601,537       1,538,600       1,605,193
Average diluted common shares issued and outstanding................     1,592,250       1,632,964       1,586,836       1,631,892

Summary Income Statement /(1)/
------------------------------
(Taxable-equivalent basis)

Net interest income.................................................    $    5,262      $    5,117      $   10,509      $    9,838
Noninterest income..................................................         3,481           3,741           6,921           7,521
                                                                         ----------    ------------     -----------   -------------
Total revenue.......................................................         8,743           8,858          17,430          17,359
Provision for credit losses.........................................           888             800           1,728           1,635
Gains (losses) on sales of securities...............................            93              (7)            137             (15)
Noninterest expense.................................................         4,490           4,821           8,984           9,475
                                                                         ----------    ------------     -----------   -------------
Income before income taxes..........................................         3,458           3,230           6,855           6,234
Income taxes - including taxable-equivalent basis adjustment........         1,237           1,207           2,455           2,341
                                                                         ----------    ------------     -----------   -------------
Net income..........................................................    $    2,221      $    2,023      $    4,400      $    3,893
                                                                         ==========    ============     ===========   =============

Summary Average Balance Sheet
-----------------------------

Loans and leases....................................................    $  335,684      $  383,500      $  331,765      $  385,683
Managed loans and leases............................................       342,238         394,065         339,294         396,351
Securities..........................................................        67,291          55,719          70,399          55,472
Earning assets......................................................       562,192         567,628         555,688         564,544
Total assets........................................................       646,599         655,557         642,163         652,147
Deposits............................................................       365,986         363,348         365,198         359,504
Shareholders' equity................................................        48,274          48,709          47,867          48,290
Common shareholders' equity.........................................        48,213          48,640          47,805          48,219

Performance Indices /(1)/
-------------------------

Return on average assets............................................          1.38 %          1.24 %          1.38 %          1.20 %
Return on average common shareholders' equity.......................         18.47           16.67           18.55           16.27
Efficiency ratio....................................................         51.34           54.44           51.54           54.58


Net interest yield..................................................          3.75            3.61            3.80            3.50
Shareholder value added ............................................    $      834      $      791      $    1,666      $    1,470

Credit Quality
--------------

Net charge-offs.....................................................    $      888      $      787      $    1,728      $    1,560
    % of average loans and leases...................................          1.06 %          0.82 %          1.05 %          0.82 %
Managed bankcard net charge-offs as a % of average
    managed bankcard receivables....................................          5.59            4.94            5.51            4.66

/(1)/ The three months ended June 30, 2001 included goodwill amortization of $169 million. The impact on net income was $155 million, or $0.09 per share.
      The six months ended June 30, 2001 included goodwill amortization of $337 million. The impact on net income was $314 million, or $0.19 per share.

Bank of America                                            - Continued

                                                                                           At June 30
                                                                             ---------------------------------------
                                                                                    2002                   2001
                                                                             --------------------    ---------------
(Dollars in millions, except per share data; shares in thousands)
Balance Sheet Highlights
------------------------

Loans and leases....................................................                  $  340,394         $  380,425
Securities..........................................................                      83,163             54,577
Earning assets......................................................                     552,416            538,926
Total assets........................................................                     638,448            625,525
Deposits............................................................                     360,769            363,486
Shareholders' equity................................................                      47,764             49,302
Common shareholders' equity.........................................                      47,704             49,234
    Per share.......................................................                       31.47              30.75

Total equity to assets ratio (period end)...........................                        7.48 %             7.88 %

Risk-based capital ratios:/(2)/
     Tier 1.........................................................                        8.09               7.90
     Total..........................................................                       12.42              12.09

Leverage ratio......................................................                        6.47               6.50

Period-end common shares issued and outstanding ....................                   1,515,667          1,601,126

Allowance for credit losses.........................................                  $    6,873         $    6,911
Allowance for credit losses as a % of loans and leases..............                        2.02 %             1.82 %
Allowance for credit losses as a % of nonperforming loans...........                         148                118
Nonperforming loans.................................................                  $    4,642         $    5,849
Nonperforming assets(3).............................................                       4,939              6,195
Nonperforming assets as a % of:
     Total assets...................................................                         .77 %              .99 %
     Loans, leases and foreclosed properties........................                        1.45               1.63
Nonperforming loans as a % of loans and leases......................                        1.36               1.54

Other Data
----------

Full-time equivalent employees......................................                     135,489            144,287
Number of banking centers...........................................                       4,232              4,259
Number of ATM's.....................................................                      12,827             12,860

BUSINESS SEGMENT RESULTS

                                                  Consumer and                 Global Corporate
                                                   Commercial      Asset        and Investment       Equity       Corporate
                                                     Banking     Management         Banking        Investments      Other
                                                  ------------   ----------    ----------------    -----------    ---------
Three months ended June 30, 2002
Total revenue................................      $   5,527      $    624         $  2,359         $   (78)      $    311
Net income...................................          1,443            72              560             (53)           199
Shareholder value added......................            936             3              236            (118)          (223)
Return on equity.............................           31.4 %        12.4  %          20.2  %         (9.9) %         n/m
Average loans and leases.....................      $ 182,863      $ 23,666         $ 63,927         $   448       $ 64,780

Three months ended June 30, 2001
Total revenue................................      $   5,212      $    631         $  2,446         $    78       $    491
Net income (4) ..............................          1,241           113              472              36            161
Shareholder value added......................            823            61               99             (34)          (158)
Return on equity.............................           25.9 %        20.3  %          13.8  %          5.9  %         n/m
Average loans and leases.....................      $ 178,534      $ 24,352         $ 86,528         $   491       $ 93,595

n/m  = not meaningful
(2)  2002 ratios are preliminary.
(3) In the third quarter of 2001, $1.2 billion of nonperforming subprime real estate loans were transferred to loans held for sale as a result of the exit of certain consumer finance businesses.
(4) Includes goodwill amortization of $103 million for Consumer and Commercial Banking, $12 million for Asset Management, $27 million for Global Corporate and Investment Banking, $2 million for Equity Investments and $11 million for Corporate Other.